MERGER AGREEMENT

PREAMBLE

This Merger Agreement is made as of June 1, 1999, between Landmark International, Inc. ("Buyer"), and MobileNetics Corporation a California corporation ("Target").

[AGREEMENT

THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE ONE
MERGER AGREEMENT: EFFECT OF THE TRANSACTION; TERM

1. On the Effective Date, as defined in this Agreement, a merger shall take place ("the Merger") whereby Target shall be merged with and into Buyer, and Buyer shall be the Surviving Corporation. (The term "Surviving Corporation" appearing in this Agreement denotes Buyer after consummation of the Merger.) Buyer's corporate name, existence, and all its purposes, powers, and objectives shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall be governed by the laws of the State of California and succeed to all of Target's rights, assets, liabilities, and obligations in accordance with the California General Corporation Law.

2. Consummation of the Merger shall be effected as soon as practicable after all the conditions established in this Agreement have been satisfied, but in no event later than June 1, 1999. The closing shall be held at 9:00 am., at the offices of Landmark International, Inc., at 1720 E. Garry Street, Suite 201, Santa Ana, CA 92705, or at such other time and place as the parties may agree. The time and date of closing are called the "Closing Date," and will be the same day as the Effective Date.

3. The articles of incorporation of Buyer in effect on the Effective Date of the Merger shall become the articles of incorporation of the Surviving Corporation. From and after the Effective Date of the Merger, said articles of incorporation, as they may be amended from time to time as provided by law, shall be, and may be separately certified as, the articles of incorporation of the Surviving Corporation.

4. The bylaws of Buyer in effect on the Effective Date of the Merger shall be the bylaws of the Surviving Corporation until they are thereafter duly altered, amended, or repealed.

5. The directors of Buyer on the Effective Date of the Merger shall be the directors of the Surviving Corporation. They shall hold office until their successors have been elected and qualified. The officers of Buyer on the Effective Date of the Merger shall be the officers of Surviving Corporation. Each shall hold office subject to the bylaws and the pleasure of the directors of Surviving Corporation.




ARTICLE TWO
CONVERSION OF SHARES

1.  On the Effective Date:

(a) Target's common stock, no par value, issued and outstanding immediately before the Effective Date shall be converted into 10,000,000 shares of common
stock ,   .001 per value,  of the Surviving Corporation;

(b) Each share of Buyer's common stock, .001 par value, issued and outstanding immediately before the Effective Date (the "Buyer Common Stock"), other than "dissenting shares" as defined in California Corporations Code sections 1300-1312, shall by virtue of the Merger and without action on the part of the shareholder be converted into the right to receive from and to be paid by Buyer the following amounts per share:

2. On the Effective Date, the stock transfer books of Target shall be closed, and thereafter no transfers of shares of Target Common Stock shall be made or consummated.

3.  Prior to or on the Effective Date:

(a) Target shall pay in cash to each holder of an outstanding option to purchase shares of Target's stock, whether or not such option is then exercisable, an amount equal to the excess, if any, of the per-share purchase price under this Agreement over the per-share exercise price under each such stock option, multiplied by the number of unexercised shares remaining subject to such stock option; and

(b) Target shall thereupon cancel all stock options.

4. Notwithstanding anything in this Agreement to the contrary, a "dissenting shareholder" who holds any of Target's "dissenting shares" (as those terms are defined in California Corporations Code section 1300) outstanding immediately prior to the Effective Date, and who has made and perfected a demand for payment of the value of the shares ("Payment") in accordance with California Corporations Code sections 1300-1312 ("dissenters' rights statutes"), and who has not effectively withdrawn or lost the right to such Payment, shall have, by virtue of the Merger and without further action on the dissenting shareholder's part, the right to receive and be paid the Payment and no further rights other than those provided by the dissenters' rights statutes. Target shall give Buyer prompt written notice of all written demands for payment, withdrawals of demand, and other written communications received by Target pursuant to the dissenters' rights statutes. After the amount of the Payment has been agreed upon or finally determined pursuant to the dissenters' rights statutes, all dissenting shareholders entitled to the Payment pursuant to the dissenters' rights statutes shall receive such Payment from Target, and the dissenting shares shall thereupon be cancelled.

/ / / / /


ARTICLE THREE
TARGET'S REPRESENTATIONS AND WARRANTIES

1.  Target represents and warrants to Buyer as follows:

2. Target is duly organized, validly existing, and in good standing under the laws of California, and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. Target's board of directors has authorized the execution of this Agreement, and Target has the corporate power and is duly authorized, subject to the approval of this Agreement by its shareholders, to merge Buyer Subsidiary into Target pursuant to this Agreement.

3. Target's authorized capital stock consists of _____________ shares of common stock, without par value, of which _________________ shares are issued and outstanding. All issued and outstanding shares have been validly issued in full compliance with all federal and state securities laws, are fully paid and nonassessable, and have voting rights. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Target to issue or to transfer from treasury any additional shares of its capital stock of any class.

4. The balance sheet ("Balance Sheet") of Target as of April 30, 1999 ("Balance Sheet Date") and the related statement of profits and losses for the year then ended, copies of which have been delivered by Target to Buyer, fairly present the financial position of Target as of that date and the results of operations for that year, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding years.

5. Except as may be disclosed in the Schedules to be furnished pursuant to this Agreement, and except for the lien for any current taxes or assessments not yet delinquent, Target owns free and clear of any liens, claims, charges, options, or encumbrances all of the property reflected on its books at the Balance Sheet Date and all property acquired since that date, except such property as has been disposed of in the ordinary course of business consistent with prior practices of Target or with Buyer's written consent. For purposes of this paragraph, a disposition of any single asset (other than inventories) carried on the books of Target at more than $ 2,500.00 shall be deemed to be a disposition not in the ordinary course of business.

6. The inventories of Target reflected on the Balance Sheet, as well as all inventory items acquired since the Balance Sheet Date that are now the property of Target, consist of materials, supplies, finished goods, of such quality and in such quantities as are being used and will be usable or are being sold and will be saleable in the ordinary course of the business of Target. These inventories exclude scrap, slow-moving items, and obsolete items, and are valued at the lower of cost or market value, determined in accordance with generally accepted accounting principles consistently applied. Since the Balance Sheet Date, Target has continued to replenish these inventories in a normal and customary manner consistent with prudent practice prevailing in the business.


7. No officer, director, or shareholder of Target has any interest in any property, real or personal, tangible or intangible, including copyrights, trademarks, or trade names, used in or pertaining to the business of Target.

8.  There are no liabilities of Target other than the following:

(a) Liabilities disclosed or provided for in the Balance Sheet, including the notes to the Balance Sheet;

(b) Liabilities disclosed in the Schedules furnished; or

(c) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which has been adverse to the business of Target, and none of which is attributable to any period prior to the Balance Sheet Date.

9.  Since the Balance Sheet Date there has not been:

(a) Any change in the business, results of operations, assets, financial condition, or manner of conducting the business of Target other than changes in the ordinary course of business, none of which has had an adverse effect on the business, results of operations, assets, financial condition, or prospects of Target;

(b) Any damage, destruction, or loss (whether or not covered by insurance) adversely affecting any aspect of the business or operations of Target;

(c) Any direct or indirect redemption or other acquisition by Target of any of Target's shares of capital stock of any class, or any declaration, setting aside, or payment of any dividend or other distribution in respect of Target's capital stock of any class;

(d) Any increase in the compensation payable or to become payable by Target or any Target Subsidiary to any of its officers, employees, or agents, other than the normal increases granted in the ordinary course of business;

(e) Any option to purchase, or other right to acquire, stock of any class of Target or granted by Target to any person;

(f) Any employment, bonus, or deferred compensation agreement entered into between Target or any of its directors, officers, or other employees or consultants;

(g) Any issuance of capital stock of any class by Target;

(h) Any indebtedness incurred by Target for borrowed money or any commitment to borrow money entered into by Target or any guaranty given by Target; or

(i) Any amendment to Target's articles of incorporation or bylaws.


10. Target has obtained all necessary permits, licenses, franchises, and other authorizations and have complied with all laws applicable to the conduct of their business in the manner and in the areas in which business is presently being conducted; and all such permits, licenses, franchises, and authorizations are valid and in full force and effect. Target has not engaged in any activity that would cause revocation or suspension of any such permits, licenses, franchises, or authorizations; no action or proceeding looking to or contemplating the revocation or suspension of any of them is pending or threatened; and no approvals or authorizations will be required after the consummation of the Merger to permit Surviving Corporation to continue Target's business as presently conducted.

11. Target is not a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining Target with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

12. During each of the past five (5) fiscal years, Target has been adequately insured by financially sound and reputable insurers with respect to risks normally insured against and in amounts normally carried by companies similarly situated; all such policies are in full force and effect; all premiums due on such policies have been fully paid; and no notice of cancellation or termination has been received with respect to any policy.

13. No work stoppage or other labor dispute in respect to Target is pending or threatened, and no application for certification of a collective bargaining agent is pending or threatened.

14. Target has complied in all material respects with, and have not been cited for any violation of, federal, state, and local environmental protection laws and regulations; and no material capital expenditures will be required for compliance with any federal, state, or local laws or regulations now in force relating to the protection of the environment. As used in this paragraph, "Hazardous Material" means any hazardous or toxic substance, material, or waste that is regulated by any federal authority or by any state or local authority where the substance, material, or waste is located. There are no underground storage tanks located on any real property described in this Agreement in which any Hazardous Material has been or is being stored, nor has there been any spill, disposal, discharge, or release of any Hazardous Material into, upon, or over that real property or into or upon ground or surface water on that real property. There are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of that real property or into other assets of Target, nor is there any electrical transformer, fluorescent light fixture with ballasts or other equipment containing PCBs on that real property.

15. No representation or warranty by Target in this Agreement and no statement by Target, by any executive officer or other person or contained in any document, certificate, or other writing furnished by or on behalf of Target to Buyer in connection with this transaction, contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or necessary to fully provide the information required to be provided in the document, certificate, or other writing.


16. Target has no powers of attorney outstanding other than those issued in the ordinary course of business with respect to insurance, tax, and customs matters.

17. The execution and delivery of this Agreement do not, and the consummation of the Merger will not, (1) violate any provision of Target's articles of incorporation or bylaws; (2) violate any provision of, or result in the acceleration of any obligation under, or result in the imposition of any lien or encumbrance on any asset of Target pursuant to the terms of any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree; (3) result in the termination of any license, franchise, lease, or permit to which Target is a party or by which Target is bound; or (4) violate or conflict with any other restriction of any kind or character to which Target is subject. After Target's shareholders have adopted the plan of merger as set forth in this Agreement, Target's board of directors and shareholders will take all actions required by law or by Target's articles of incorporation or bylaws, or otherwise required or necessary to authorize the execution and delivery of this Agreement and to authorize the Merger of Target with Buyer pursuant to this Agreement.


ARTICLE FOUR
BUYER'S REPRESENTATIONS AND WARRANTIES

1.  Buyer represents and warrants to Target as follows:

2. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is duly organized, validly existing, and in good standing under the laws of the State of Nevada and California.

3. Buyer has the corporate power to execute and deliver this Agreement and have taken (or by the Closing Date will have taken) all actions required by law, their articles of incorporation, their bylaws, or otherwise, to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement of Buyer in accordance with its terms.

4. The execution and delivery of this Agreement do not, and the consummation of the Merger will not, (1) violate any provision of the articles of incorporation or bylaws of Buyer; (2) violate any provision of or result in the acceleration of any obligation under any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree to which Buyer is a party or by which either is bound;
(3) result in the termination of any license, franchise, lease, or permit to which Buyer is a party or by which either is bound; or (4) violate or conflict with any other restriction of any kind or character to which Buyer is subject. After the boards of directors of Buyer and the shareholder(s) of Buyer has adopted the plan of merger as set forth in this Agreement, said boards of directors and shareholder(s) will take or will have taken all actions required by law, their respective articles of incorporation, their bylaws, or otherwise, to authorize the execution and delivery of this Agreement and to authorize the Merger.

/ / / / /



ARTICLE FIVE
CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

1. Buyer's obligation to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of the following conditions:

2. Each of the acts and undertakings of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed.

[3. Buyer shall have furnished Target with a copy, certified by Buyer's secretary, of (1) a resolution or resolutions duly adopted by Buyer's board of directors authorizing and approving this Merger Agreement and directing that it be submitted to a vote of Buyer's shareholders; and (2) a resolution or resolutions adopting this Merger Agreement, duly approved by the holders of at least a majority of the total number of outstanding shares of common stock of Buyer.
4. All of the material representations and warranties of Buyer contained in this Agreement and in the Schedules furnished shall be true in every respect on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of that date; and Target shall have received at the closing a certificate, dated the Closing Date and executed by the president or a vice president of Buyer, containing a representation and warranty to that effect.

5. Target shall have received the opinion of its counsel to the effect that the transactions contemplated by this Agreement will not violate any federal statute or any court decree or order, and that all legal matters relating to the consummation of the transactions contemplated by this Agreement have been or will be completed to the satisfaction of Buyer's counsel in all material respects.

6. Target shall have received, or shall have satisfied itself that it will receive, in form satisfactory to Target, all necessary approvals of the transactions contemplated by this Agreement from authorities having any jurisdiction over the business of Buyer, so that Buyer may continue to carry on it's business as presently conducted after consummation of the Merger; and no such approval and no license or permit granted to Buyer shall have been withdrawn or suspended.

7. All consents of other parties to the mortgages, notes, leases, franchises, agreements, licenses, and permits of Buyer necessary to permit consummation of the Merger shall have been obtained.

8. At least a majority of the outstanding shares of Buyer Common Stock shall have been voted for the adoption of the Merger set forth in this Agreement.

9. Not more than ten (10) percent of the outstanding shares of Buyer Common Stock shall be "dissenting shares" within the definition of California Corporations Code section 1300.


10. The Merger Agreement shall have been filed in the office of the Secretary of State or other office of each jurisdiction in which such filings are required in order for the Merger to become effective, or Buyer shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

11.  Target shall have delivered the Schedules, updated through the Closing
Date.

12. In its sole and absolute discretion, Buyer shall be satisfied with any matter reflected, listed, or disclosed in the updated Schedules which was not reflected, listed, or disclosed in the original Schedules.

13. Each of Mr. William Kettle, Adela Maria Kettle, and Bryan Turbow shall have entered into Employment Agreements with Landmark International, Inc. upon terms and conditions acceptable to the parties in their sole and absolute discretion.


ARTICLE SIX
CONDITIONS PRECEDENT TO TARGET'S OBLIGATION TO CLOSE

1. Target's obligation to consummate the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions:

2. Each of Buyer's acts and undertakings to be performed on or before the Closing Date pursuant to this Agreement shall have been performed.

3. Buyer shall have furnished Target with certified copies of (1) resolutions duly adopted by the board of directors of Buyer authorizing and approving the execution and delivery of this Merger Agreement and authorizing the consummation of the transactions contemplated by this Agreement, and adopting the plan of merger set forth in this Agreement.

4. The representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date; and Target shall have received at the closing a certificate, dated the Closing Date and executed on behalf of Buyer by its president or any vice president, containing a representation and warranty to that effect.

5. At least a majority of the outstanding shares of common stock of Target shall have been voted for the adoption of the Merger and Plan of Reorganization contemplated by this Agreement.

ARTICLE SEVEN
SCHEDULES


As soon as practicable, but in no event later than Ten (10) days after the date of this Agreement, Target shall deliver to Buyer Schedules as required by this Agreement. Each such Schedule shall have been executed by or on behalf of Target and shall be accompanied by a copy of each document referred to in the Schedule. All Schedules shall be updated through the Closing Date; however, the updating of the Schedules shall not relieve Target of its responsibility to indemnify Buyer, with respect to any information not disclosed in the original Schedules. Each matter disclosed in a Schedule shall be taken as relating only to that specific Schedule.

ARTICLE EIGHT
BUYER'S INVESTIGATION

Prior to the Closing Date, Buyer may directly or through its representatives make such investigation of the assets and business of Target (including, without limitation, confirmation of its cash, inventories, accounts, accounts receivable and liabilities, and investigation of its titles to and the condition of its property and equipment) as Buyer deems necessary or advisable. The investigation shall not affect (1) Target's representations and warranties contained or provided for in this Agreement, (2) Buyer's right to rely on those representations and warranties, or (3) Buyer's right to terminate this Agreement as provided in this Agreement. Target shall allow Buyer and its representatives full access, at reasonable times after the date of execution of this Agreement, to the premises and to all the books, records, and assets of Target, and Target's officers shall furnish to Buyer such financial and operating data and other information with respect to the business and properties of Target as Buyer shall from time to time reasonably request. Buyer agrees not to disclose any confidential information obtained in the course of its investigation or use it for any purposes other than evaluation of Target with respect to the contemplated merger.

As soon as practicable, and in any event within Ten (10) days after the receipt of (1) the last Schedule required to be delivered to Buyer by Target and (2) any supporting documentation requested by Buyer, Buyer shall give Target notice if Buyer has decided that it wishes to terminate this Agreement based on any information contained in any of the Schedules or obtained during the course of its investigation. The notice shall specify the information contained in the Schedules or obtained during the investigation on which Buyer's decision to terminate is based. Target shall have 10 days after the receipt of the notice to review that information with Buyer. If Buyer does not withdraw its notice within this 10-day period, then all further obligations of Buyer and of Target under this Agreement shall terminate without further liability of Buyer to Target or of Target to Buyer, except their respective obligations to return documents as provided in this Agreement. If Buyer does not advise Target within the Ten (10) day period specified in the first sentence above that it wishes to terminate this Agreement, Buyer shall be deemed to be satisfied with the information relating to Target and its Subsidiaries contained in the Schedules and/or obtained during the course of its investigation, subject to Buyer's rights concerning the continued accuracy of Target's warranties and representations set forth in this Agreement.

ARTICLE  NINE
SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND INDEMNITIES

1. The representations, warranties, and indemnities included or provided for in this Agreement or in any Schedule or certificate or other document delivered pursuant to this Agreement shall survive the Closing Date for a period of Three (3) years. No claim may be made under this Article unless written notice of the claim is given within that three-year period.


2. Notwithstanding Buyer's investigations of Target before the Closing Date, and notwithstanding the fact that Buyer may be deemed satisfied as to certain matters investigated by Buyer, all as provided in this Agreement, Target shall indemnify, defend, and hold Buyer harmless, to the maximum extent, from and against any and all losses, liabilities, costs, expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, and causes of action, including but not limited to reasonable attorney fees, court costs, and related expenses, that were caused by, arose as a result of, or arose with respect to any of the following:

(a) Any inaccuracy in any representation or warranty or any breach of any warranty of Target under this Agreement or any Schedule, certificate, instrument, or other document delivered pursuant to this Agreement;

(b) Any failure of Target duly to perform or observe any term, provision, covenant, or agreement to be performed or observed by Target pursuant to this Agreement, and any Schedule, certificate, agreement, or other document entered into or delivered pursuant to this Agreement; or

(c) Any inaccuracy whatsoever in the Balance Sheet;

Whether such losses were known or unknown to Target provided, however, that Buyer shall not be indemnified and held harmless unless and until such damages, losses, and expenses exceed $10,000.00, in which event Buyer shall be indemnified and held harmless in full. All claims under this provision for indemnity shall be made within the time period and in the manner provided for in this Agreement and the Escrow Agreement attached hereto as Appendix F.

ARTICLE TEN
TERMINATION

1. In addition to the termination rights provided for in this Agreement and the transactions contemplated under this Agreement may be terminated at any time prior to the Closing Date, either before or after the meeting of Target's shareholders:

(a) By mutual consent of Buyer and Target;

(b) By Buyer if there has been a material misrepresentation or a material breach of warranty in Target's representations and warranties set forth in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement;

(c) By Target if there has been a material misrepresentation or a material breach of warranty in Buyer's representations and warranties set forth in this Agreement;


(d) By Buyer or Target if either party shall have determined in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat of institution, by governmental authorities (local, state, or federal) or by any other person, of material litigation or proceedings against either or both of the parties, it being understood and agreed that a written request by governmental authorities for information with respect to the proposed transactions, which information could be used in connection with such litigation or proceedings, may be deemed by Buyer or Target to be a threat of material litigation or proceedings, whether such request is received before or after the date of this Agreement;

(e) By Buyer if it has determined that the business, assets, or financial condition of Target taken as a whole, have been materially and adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise;

(f) By Target or by Buyer if the Closing Date referred to in this Agreement has not occurred by June 1, 1999; and

(g) By Target if it has determined that the business, assets, or financial conditions of Buyer taken as a whole, have been adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise.

2. In the event that this Agreement is terminated pursuant to this Article Ten, or because of the failure to satisfy any of the conditions specified in Article Five; or Article Six; all further obligations of Buyer and of Target under this Agreement shall terminate without further liability of Buyer to Target or Target to Buyer, except for the obligations of both parties under Article Eight and of Buyer under Paragraph 3; of this Article Ten; provided, however, anything in this Agreement to the contrary notwithstanding, that if Target fails to furnish any of the Schedules referred to in Article Seven;
or fails to satisfy any of the conditions specified in Article Five, Buyer shall nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Agreement, and if Buyer fails to satisfy any of the conditions specified in Article Six, Target shall nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Agreement.

3. In the event of the termination of this Agreement for any reason, Buyer will return to Target all documents, work papers, and other materials (including copies) relating to the transactions contemplated by this Agreement, whether obtained before or after execution of this Agreement. Buyer will not use any information so obtained for any purpose, and will take all practicable steps to have such information kept confidential.

4. In the event of the termination of this Agreement for any reason, each party shall bear its own costs and expenses, including attorney fees.


ARTICLE ELEVEN
PUBLIC ANNOUNCEMENT

Neither Buyer nor Target, without the consent of the other, shall make any public announcement or issue any press release with respect to this Agreement or the transactions contemplated by it, which consent shall not be unreasonably withheld.
/ / / / /


ARTICLE TWELVE
MEETING OF TARGET'S SHAREHOLDERS

Target shall take all necessary steps to call a meeting of its shareholders to be held within Ten (10) days from the date of this Agreement, which number of days includes adequate time for the preparation and mailing of proxy statements if applicable. In all proxy statements or other communications with the shareholders on this subject, Target's board of directors shall recommend to the shareholders that they adopt the plan of merger and approve the terms of this Agreement.

ARTICLE THIRTEEN
COVENANT TO OPERATE IN THE ORDINARY COURSE

Between the date of this Agreement and the Closing Date, Target shall operate its business only in the ordinary course and in a normal manner consistent with past practice. During this period, Target shall not encumber any asset or enter into any transaction or make any commitment relating to its assets or business otherwise than in the ordinary course of its business (consistent with its prior practices), or take any action that would render inaccurate any representation or warranty contained in this Agreement or would cause a breach of any other covenant under this Agreement, without first obtaining the written consent of Buyer.

ARTICLE FOURTEEN
GOVERNING LAW; SUCCESSORS AND ASSIGNS;
COUNTERPARTS; ENTIRE AGREEMENT

This Agreement (a) shall be construed under and in accordance with the laws of the State of California; (b) shall be binding on and shall inure to the benefit of the parties to the Agreement and their respective successors and assigns; (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to Buyer and Target; and (d) embodies the entire agreement and understanding, superseding all prior agreements and understandings between Target and Buyer relating to the subject matter of this Agreement.


ARTICLE FIFTEEN
NOTICES

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Target at: 30021 Tomas Street #300, Rancho Santa Margarita, CA 92688

To Buyer at:  1720 E. Garry Street, Suite 201, Santa Ana, CA 92705

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE SIXTEEN
AMENDMENTS

This Agreement may be amended only by the written agreement of all parties hereto; provided, however, that if amended after the meeting of the shareholders of Target, the terms regarding the conversion and per-share price of Target's stock contained in Subparagraph (b) of Paragraph 1 of Article Two; shall not be amended without the further approval of Target's shareholders as required by law.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

MobileNetics Corporation
a California corporation

By: _________________________________
Bryan Turbow, President

By:__________________________________

Landmark International, Inc.
a Nevada corporation

By:__________________________________
William Kettle, President

By:__________________________________